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Item 77Q 1A

On August 18, 2005, the Board of Directors approved the following:

	Article II, Section 2.07 of the By-Laws of First Investors Mid-Cap Opportunity Fund, First Investors Value Fund, First Investors Growth & Income Fund, First Investors Focused Equity Fund, First Investors All-Cap Growth Fund is amended to include the paragraph below. In addition,
Article II of the By-Laws of First Investors Global Fund and Article III of the By-Laws Laws of First Investors Blue Chip Fund, First Investors Total Return Fund and First Investors Special Situations Fund, is amended to include the paragraph below.

	Shareholders entitled to vote may vote either in person or by proxy; provided, that either the Shareholder or his or her duly authorized agent or attorney-in-fact has (i) signed and dated a written instrument authorizing such proxy to act, or (ii) transmitted by electronic, telephonic, computerized, facsimile, telecommunication, telex, oral communication or other alternative to execution of a written instrument authorizing such proxy to act. Acceptable methods of authorizing a proxy to act shall be set forth in the proxy statement soliciting such proxy.

	The statement "A proxy in the form of a telegram, datagram or telex shall not be valid; however, a mechanical or electronic facsimile of an otherwise valid proxy shall be valid" in Article II, Section 2.07 of the By-Laws of First Investors Mid-Cap Opportunity Fund, First Investors Value Fund, First Investors Growth & Income Fund, First Investors Focused Equity Fund and First Investors All-Cap Growth Fund is deleted.


	Article II, Section 4 of the By-Laws of First Investors Global Fund is amended to delete "At every meeting of stockholders the holders of record of a majority of the outstanding shares of the stock of the Corporation entitled to vote at the meeting, whether present in person or represented by proxy, shall, except as otherwise provided by law, constitute a quorum."